Exhibit 99.1

AMG Media & Investor Relations:	Patricia Figueroa (617) 747-3300 ir@amg.com pr@amg.com

AMG Appoints G. Staley Cates to its Board of Directors

Karen L. Alvingham to Retire from Board of Directors

WEST PALM BEACH, FL, February 26, 2026 – AMG, a strategic partner to leading independent investment management firms globally, today announced the appointment of G. Staley Cates to its Board of Directors (the “Board”), effective April 1, 2026; the Company also announced the forthcoming retirement of Karen L. Alvingham from the Board, effective April 1, 2026. Lady Alvingham was appointed to AMG’s Board of Directors in January 2018.

Mr. Cates served as the Vice Chairman of Southeastern Asset Management, Inc. (“Southeastern”), an independent global investment management firm, from 2015 through 2024, having served as President from 1989 through 2015 after joining Southeastern in 1986. Mr. Cates is a Co-Founder of the New Hope Christian Academy, was a founding board member of the Soulsville Foundation, and was the Founding Chairman of the Memphis Grizzlies Charitable Foundation and of the Board of Crosstown Concourse. He serves as the Chairman of the Poplar Foundation, which supports various educational initiatives in Memphis, and was the Governor’s appointee to the Transition Planning Commission for the consolidation of Memphis City and Shelby County schools between 2011 and 2012. Mr. Cates received a B.A. from the University of Texas at Austin and is a Chartered Financial Analyst.

“We are pleased to welcome Staley Cates to AMG’s Board of Directors,” said Loren M. Starr, Chair of AMG’s Board of Directors. “Staley is a distinguished investor and business leader whose four decades at Southeastern were defined by a deep commitment to long-term value creation, disciplined capital allocation, and shareholder alignment; Staley will bring unique insight to our boardroom. I would also like to express the Board’s sincere appreciation to Karen for her dedicated service and thoughtful counsel during a pivotal period of growth and evolution for AMG – she will be missed.”

“It has been an honor to serve on AMG’s Board over the past eight years,” said Lady Alvingham. “I have great respect for the firm’s commitment to its shareholders, Affiliates, and clients, and I depart with great appreciation for the opportunity to contribute to AMG’s evolution and success.”

The Company also announced the re-appointment of Jay C. Horgen as President, effective April 1, 2026. Mr. Horgen will also continue to serve as Chief Executive Officer.

About AMG

AMG (NYSE: AMG) is a strategic partner to leading independent investment management firms globally. AMG’s strategy is to generate long-term value by investing in high-quality independent partner-owned firms, through a proven partnership approach, and allocating resources across AMG’s unique opportunity set to the areas of highest growth and return. Through its distinctive approach, AMG magnifies its Affiliates’ existing advantages and actively supports their independence and ownership culture. As of December 31, 2025, AMG’s aggregate assets under management were approximately $813 billion across a diverse range of private markets, liquid alternative, and differentiated long-only investment strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release issued by Affiliated Managers Group, Inc. (“AMG” or the “Company”) may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in AMG’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. AMG undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This release does not constitute an offer of any products, investment vehicles, or services of any AMG Affiliate. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.